                    BARRISTER INFORMATION SYSTEMS CORPORATION

                              EXHIBIT 23 - KPMG LLP
                           CONSENT REGARDING FORMS S-8

Independent Auditors' Consent
-----------------------------

The Board of Directors
Barrister Information Systems Corporation:

We consent to incorporation by reference in the registration statements (No. 33-8749 and 33-23309) on Form S-8 and (No.333-3701) on Form S-3 of Barrister Information Systems Corporation of our reports dated June 29, 1999 relating to the balance sheets of Barrister Information Systems Corporation as of March 31, 1999 and 1998, and the related statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended March 31, 1999, and the related schedule which reports appear in or are incorporated by reference in the March 31, 1999 annual report on Form 10-K of Barrister Information Systems Corporation.

KPMG LLP

Buffalo, New York
June 29, 1999